EXHIBIT 5

                      FORM OF INVESTMENT ADVISORY AGREEMENT


                          INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT (this "Agreement"), made this ____ day of _________________, 1996, by and between THE COLORADO DOUBLE TAX-EXEMPT BOND FUND, INC., a Maryland corporation (the "Fund"), and FUNDS MANAGEMENT CORPORATION, a Colorado corporation (the "Manager").

                              W I T N E S S E T H:

     1. Investment Advisory and Management Services. The Fund hereby engages the Manager, and the Manager hereby agrees to act, as investment adviser for, and to manage the affairs, business, and the investment of the assets of, the Fund.

     The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Prospectus and Statement of Additional Information of the Fund, as from time to time in effect, and shall conform to the investment objective and policies of the Fund as set forth in the Prospectus and Statement of Additional Information of the Fund and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the investment objective and policies and restrictions of the Fund, the Manager shall have the sole and exclusive responsibility for the management of the Fund portfolio and the making and execution of all investment decisions for the Fund. The Manager shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of the Manager to the investment policies of the Fund.

     The Manager shall obtain and provide investment research and supervise the Fund's investments and conduct a continuous program of investment, evaluation, and if appropriate, sale and reinvestment of the Fund's assets. The Manager shall furnish to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting its portfolio and shall expect the Manager, on its own initiative, to furnish to the Fund from time to time such information as it may believe appropriate for this purpose.

     In addition, the Manager shall supply office facilities, clerical staff, and stationery and office supplies; prepare reports to the Fund's shareholders, tax returns, reports to and filings with the Securities and Exchange Commission and state blue sky authorities; and generally assist in all aspects of the Fund's operations.

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     The Manager hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Manager should ever occur, the Manager will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

     The Manager shall exercise its best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to its undertaking the same that the Manager shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect it against any liability to the Fund or to its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

     2. Compensation for Services. In payment for the investment advisory services to be rendered by the Manager hereunder, the Fund shall pay to the Manager a monthly fee, which fee shall be paid to the Manager not later than the fifth business day following the end of each month in which said services were rendered. Said monthly fee shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws, Prospectus and Statement of Additional Information of the Fund and shall be equal to an annual rate of .23 of 1% of the Fund's average daily net assets. Net asset value shall be computed on such days and at such time or time as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the initial public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     For the purpose of determining fees payable to the Manager, the value of the Fund's net assets shall be computed in the manner specified in the Fund's Articles of Incorporation for the computation of the value of the Fund's net assets.

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     3. Allocation of Expenses.

          (a) All costs and expenses (other than those specifically referred to herein as being borne by the Manager or Isaak Bond Investments, Inc., underwriter of the Funds's shares (the "Underwriter")) incurred in the operation of the Fund shall be borne by the Fund. These expenses include, but are not limited to, all expenses incurred in the operation of the Fund and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of the Manager or the Underwriter, or any of their affiliates, expenses of directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of redemption of Fund shares, expenses of issue and sale of Fund shares (to the extent not borne by the Underwriter under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of custodian, transfer agent, dividend disbursing agent, accounting services agent, investor servicing agent, and bookkeeping, auditing, and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders.

          (b) The Underwriter shall bear all advertising promotional expenses in connection with the distribution of the Fund's shares, including paying for prospectuses for new shareholders.

     4. Limit on Expenses. In the event that the Fund's operating expenses (including the investment advisory and management fee but excluding taxes, interest, brokerage and extraordinary expenses, if any) exceed 1% of the Fund's average daily net assets on an annual basis, the Manager shall reduce the amount of the investment advisory and management fee or assume expenses of the Fund in the amount of such excess, up to the amount of the investment advisory and management fee payable by the Fund to the Manager. The Manager shall directly incur and pay all expenses relating to the Fund, and the Fund in turn shall reimburse the Manager to the extent of the lesser of (a) the actual expenses or
(b) the 1% expense limitation. This expense reimbursement shall be paid monthly by the Fund to the Manager.

     5. Freedom to Deal with Third Parties. The Manager shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     6. Effective Date, Duration and Termination of Agreement. The effective date of this Agreement shall be ______________, 1996. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean (a) the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or (b) the vote of more than 50% of such securities, whichever is the lesser.

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     Unless sooner  terminated and  hereinafter  provided,  this Agreement shall continue in effect until _______________ and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance also is approved by a majority of the Board of Directors who are not "interested persons" of the Manager, the Underwriter, or the Fund, as defined by the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Manager, upon 60 days' written notice to the other party.

     This Agreement shall automatically terminate in the event of its assignment as such term is defined by the 1940 Act, as amended.

     7. Amendments to Agreement. No material amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

     8. Notices. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado.

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     IN WITNESS WHEREOF,  the Fund and the Manager have caused this Agreement to be executed by their duly authorized officers and their respective corporate seals affixed hereto all as of the day and year first above written.


                                  THE COLORADO DOUBLE TAX-EXEMPT BOND FUND, INC.



                                  By
                                  Calvin F. Isaak, President


                                  FUNDS MANAGEMENT CORPORATION


                                  By
                                  Calvin F. Isaak, President

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